PART C - THIS PART DESCRIBES CERTAIN CHARGES IN YOUR CONTRACT.


                                PART IX - CHARGES


WITHDRAWAL CHARGES (SEE SECTION 9.01 OF THE CONTRACT): A Withdrawal Charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Withdrawal Amount as discussed in Section 9.01, if the Contract is surrendered to receive the Cash Value, or annuitized to a non-life contingent Annuity Benefit. We determine the Withdrawal Charge separately for each Contribution in accordance with the table below.

                                                       Percentage of
                Contract Year                          Contributions
                -------------                          -------------
                     [1                                   5.00%
                      2                                   5.00%
                      3                                   5.00%
                      4                                   4.00%
                      5                                   3.00%
                      6                                   0.00%]

The applicable Withdrawal Charge percentage is determined by the Contract Year in which the withdrawal is made or the Contract is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal Charges will be deducted from the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

Your years of participation under the Prior Contract or years since Contributions were made under the Prior Contract, if applicable, may be included for purposes of determining the Withdrawal Charge.

FREE WITHDRAWAL AMOUNT (SEE SECTION 9.01 OF THE CONTRACT): [10%] of the Annuity Account Value at the beginning of the Contract Year, minus any amount previously withdrawn during the Contract Year. In the first Contract Year amounts received within [90 days] of the Contract Date are included for purposes of calculating the Free Withdrawal Amount. Amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of Contributions for the purpose of calculating a Withdrawal Charge.

Withdrawals in excess of the Free Withdrawal Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Withdrawal Amount does not apply when calculating the Withdrawal Charge applicable upon a surrender.


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TRANSFER CHARGES (SEE SECTION 9.02 OF THE CONTRACT):

[Currently, the number of free transfers is unlimited, subject to the terms of Sections 6.01 and 9.02. However, we reserve the right to limit the number of free transfers to [12] transfers per Contract Year.

For each additional transfer in excess of the free transfers, we will charge the lesser of [$25] or 2% of each transaction amount at the time each transfer is processed. The Charge is deducted from the Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of $35 for each transaction. Automatic transfers between a Segment Type Holding Account and to a Segment are not included for purposes of this charge.]

CONTRACT FEE (SEE SECTION 9.04 OF THE CONTRACT): [Annual Rate of 1.25%
                                                 (equivalent to a daily rate
                                                 of 0.003446%)]


For purposes of Withdrawal Charge waiver items 1 through 6 reference to "Owner" means: (a) under Joint Owner Contracts, the older of the Owner and Joint Owner and (b) under Contracts owned by Non-Natural Owner(s), the Annuitant, or the older of the Annuitant and Joint Annuitant, if applicable.

IN ACCORDANCE WITH SECTION 9.01 OF THE CONTRACT, WE RESERVE THE RIGHT TO ADD, REDUCE OR REMOVE WITHDRAWAL CHARGE WAIVERS. NO WITHDRAWAL CHARGE WILL APPLY IN THESE EVENTS:

1.   [the Owner dies and the Death Benefit is payable;
2. the receipt by us of a properly completed form electing application of the Annuity Account Value to be used to purchase a life annuity, as described in Section 8.05; or
3. the Owner has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or
4. we receive proof satisfactory to us that the Owner 's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or
5. the Owner has been confined to a nursing home for more than a 90 day period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all the following:
o its main function is to provide skilled, intermediate or custodial nursing care;
o        it provides continuous room and board to three or more persons;
o        it is supervised by a registered nurse or practical nurse;
o        it keeps daily medical records of each patient;
o        it controls and records all medications dispensed; and
o        its primary service is other than to provide housing for residents.
6. the Spousal Continuation option is elected and the surviving spouse withdraws Contributions made prior to the original Owner's death.
7. a Death Benefit is payable and the Beneficiary Continuation Option is elected.


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     [ITEM 8 BELOW WILL APPLY ONLY TO IRA CONTRACT OWNERS]
8. a withdrawal is made under our Automatic Required Minimum Distribution Withdrawal Service. However, in each Contract Year, the amount of the Required Minimum Distribution withdrawal is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Withdrawal Amount.
9. you request a withdrawal of the amount of a Contribution that you allocated to a Segment Type Holding Account that we did not be transfer to a Segment on the first scheduled Segment Start Date after the Contribution because the Segment Type was suspended or terminated on that date as described in
     Part II of the Contract, such Contribution may be withdrawn from the Segment Type Holding Account for suspended Segment Types or the [EQ/Money Market Variable Investment Option] for terminated Segment Types, provided that we have received your request no later than the [first day of the month] following the first scheduled Segment Start Date. ]
10. You (i) allocate any portion of your initial Contribution to the Segment Type Holding Accounts, and (ii) you do not make any transfer into or out of any Segment Type Holding Account, and (iii) we do not transfer any of the amount initially allocated to Segment Type Holding Accounts to a Segment on the first scheduled Segment Start Date after the Contract Date because the applicable Segment Participation Requirements were not met for any of such Segments and (iv) you surrender your Contract and we receive such surrender by [the first day of the month] following the first scheduled Segment Start Date.
11. the receipt by us of a properly completed form electing application of the Annuity Account Value to be used to purchase another AXA Equitable variable annuity contract.]

[The Withdrawal Charge will apply with respect to a Contribution if the condition as described in items 3, 4 and 5 above existed at the time the Contribution was remitted or if the condition began within the 12-month period following remittance.]


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